Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140

Media Contact:
Manley Ford
(734) 855-2616
TRW Automotive Reports Second Quarter 2007 Financial Results
LIVONIA, MICHIGAN, August 1, 2007 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported second-quarter 2007 financial results with sales of $3.8 billion, an increase of 8.5 percent compared to the same period a year ago. The Company reported second quarter net earnings of $97 million or $0.94 per diluted share, which compares to net earnings of $91 million or $0.88 per diluted share in the prior year period.
During the second quarter, the Company completed the final step of its 2007 debt recapitalization plan with the successful refinancing of its $2.5 billion credit facilities in May. The debt recapitalization provides a new debt structure that lowers the Company’s borrowing costs, improves financial flexibility and extends debt maturities. The second quarter results included $8 million of costs related primarily to the refinancing of the Company’s credit facilities. Net earnings in the 2007 quarter excluding these charges were $105 million or $1.02 per diluted share. The current year benefited primarily from a lower tax rate between the two periods and a higher level of operating income.
“Significant progress has been made to transform TRW into a leading supplier to the global automotive industry since becoming an independent Company just four years ago,” said John Plant, president and chief executive officer. “The strength provided by our enviable safety product portfolio, solid customer base and leading global diversification, together with intense cost reduction efforts and deleveraging activities, have been key to this progress and have helped to mitigate challenging industry conditions, particularly in North America.”

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Mr. Plant added, “The transformation of TRW is not complete and we look forward to the future due to strong customer acceptance of our leading safety technologies, which we expect will be further enhanced by growth in Asian emerging markets. We continue to explore strategies that will strengthen our competitiveness and help to achieve our goal of growing the Company profitably over the long term.”
Second Quarter 2007
The Company reported second-quarter 2007 sales of $3.8 billion, an increase of $293 million or 8.5 percent over the prior year period. The 2007 quarter benefited from the positive effect of foreign currency translation, higher customer vehicle production in Europe and China and continued growth of safety products in all markets, including above-trend sales of lower margin modules. These positive factors were partially offset by lower vehicle production levels at our major customers in North America and price reductions provided to customers.
Operating income for second-quarter 2007 was $205 million, which compares to $201 million in the prior year period. The year-to-year increase was driven by a number of factors, including higher product volumes, savings generated from cost improvement and efficiency programs, including reductions in pension and OPEB related costs, and other positive items, most notably gains related to property sales and favorable supplier resolutions. These positive factors were in part offset by pricing provided to customers, higher commodity prices, a negative mix of products sold and certain unfavorable product-related settlements. Restructuring and asset impairment expenses in the 2007 period were $11 million, which is unchanged from the previous year.
Net interest and securitization expense for the second quarter of 2007 totaled $57 million, which compares to $61 million in the prior year. The year-to-year decline can be attributed to the benefits derived from the Company’s 2007 debt recapitalization. As mentioned previously, the 2007 quarter included debt retirement costs of $8 million.

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Second-quarter 2007 tax expense was $45 million, resulting in an effective tax rate of 32 percent, which compares to $53 million or 37 percent in the prior year. The effective tax rate in the 2007 quarter excluding debt retirement expenses was 30 percent. As mentioned previously, the lower effective tax rate in the 2007 quarter contributed to the increase in net earnings compared to the previous year. Additionally, the 2007 adjusted tax rate is below the expected full year rate primarily due to the Company’s geographic earnings profile in the quarter.
The Company reported second-quarter 2007 net earnings of $97 million, or $0.94 per diluted share, which compares to $91 million or $0.88 per diluted share in the 2006 period. Net earnings in the 2007 quarter excluding previously mentioned debt retirement costs of $8 million were $105 million or $1.02 per diluted share.
Earnings before interest, securitization costs, loss on retirement of debt, taxes, depreciation and amortization (“EBITDA”) were $344 million in the second quarter, which compares to the prior year level of $326 million.
First Half 2007
The Company reported first-half 2007 sales of $7.3 billion, an increase of $464 million or 6.8 percent compared to prior year sales of $6.9 billion. The 2007 period benefited primarily from the positive effect of foreign currency translation and higher product volumes related to new product growth and robust industry sales in overseas markets. These positives were partially offset by the continued decline in North American customer vehicle production and price reductions provided to customers.
Operating income for the first half of 2007 was $380 million, which is down from the prior year result of $428 million. The year-to-year decline was driven by a number of factors, including pricing provided to customers, negative product mix (particularly in the first quarter) and higher commodity prices. Additionally, the comparison was negatively impacted by Company specific issues predominantly in the first quarter related to a roof collapse in Brazil and underperformance in the Automotive Components segment. Savings generated from cost improvement and efficiency programs, including reductions in pension and OPEB related costs, and higher product volumes helped to offset these factors. Restructuring and asset impairment expenses in both the 2007 and 2006 periods were $19 million.

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Net interest and securitization expense in the first-half 2007 period was $121 million, which represents a slight improvement from the prior year result of $122 million. Benefits derived from the Company’s debt recapitalization more than offset the unfavorable impact of higher interest rates between the two periods. As a reminder, first quarter actions related to the debt recapitalization included a $1.5 billion Senior Note offering and the tender for substantially all of the Company’s outstanding $1.3 billion Notes. The 2007 period included debt retirement costs of $155 million related to the debt recapitalization. In comparison, the 2006 period included debt retirement charges of $57 million.
First-half 2007 tax expense was $98 million, resulting in an effective tax rate 90 percent, which compares to $116 million or 46 percent in the prior year. The effective tax rate, excluding previously mentioned debt retirement expenses from both periods, was 37 percent in each of the years.
The Company reported first-half 2007 net earnings of $11 million, or $0.11 per diluted share, which compares to $138 million or $1.34 per diluted share in the 2006 period. Net earnings excluding the previously mentioned debt retirement costs from both periods were $166 million or $1.62 per diluted share in 2007 and $195 million or $1.89 per diluted share in 2006.
EBITDA was $653 million in the first half of 2007, which is down from the prior year level of $686 million primarily due to the lower level of operating income in the current year.
Cash Flow and Capital Structure
Second quarter net cash provided by operations was $290 million, which compares to $233 million in the prior year. Cash flow in the 2007 period included proceeds of $127 million related to outstanding borrowings under the Company’s U.S. based Accounts Receivable Securitization Facility (“Receivable Facility”). Absent these proceeds, the Company’s cash flow from operations in the 2007 quarter was $163 million, which is below the prior year result primarily due to higher working capital needs in the current year. Second quarter capital expenditures were $109 million compared to $119 million in 2006.

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For the six month period ended June 29, 2007, the Company generated net cash from operating activities of $69 million, which compares to $251 million in the prior year. Excluding proceeds related to outstanding borrowings under the Receivable Facility, cash flow from operations was a use of $58 million in the 2007 period. The year-to-year change resulted primarily from higher working capital requirements, including the impact of seasonal factors, and a lower level of earnings in the 2007 period. First half capital expenditures were $228 million compared to $202 million in 2006.
As part of the Company’s debt recapitalization plan, on May 9, 2007, it refinanced $2.5 billion of its existing credit facilities with new credit facilities in approximately the same amount. The Company also completed its $1.5 billion Senior Note offering on March 26, 2007. Proceeds from the note offering were used to repurchase substantially all of the existing $1.3 billion Notes through a tender offer. The Company incurred debt retirement charges of approximately $155 million during the year-to-date period related to these transactions.
On February 2, 2006, the Company’s wholly owned subsidiary, Lucas Industries Limited, completed the tender for its outstanding GBP 94.6 million 10 7/8% bonds. As a result of the transaction, the Company incurred a $57 million charge for loss on retirement of debt.
As of June 29, 2007, the Company had $3,042 million of debt and $284 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,758 million. Net debt adjusted to include proceeds of $127 million from outstanding borrowings under the Receivables Facility was $2,885 million, which represents a decrease of $70 million compared to the balance at the end of the first quarter. This lower level primarily reflects the favorable operating cash flow outcome in the second quarter.
On June 4, 2007, the Company completed a secondary public offering of 11 million shares of its common stock held by an affiliate of The Blackstone Group L.P. and certain members of TRW management. The Company did not receive any proceeds related to this offering. As a result of this transaction, Blackstone’s ownership stake in TRW fell to 46.4%. Consequently, TRW has ceased to be a “controlled company” within the meaning of the New York Stock Exchange corporate governance rules.

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2007 Outlook
The Company updated its full year outlook to reflect the impact of the previously mentioned credit facilities refinancing transaction and to account for other changes to its forecast assumptions. The Company expects full year sales in the range of $14.1 to $14.5 billion (including third quarter sales of approximately $3.4 billion) and net earnings per diluted share in the range of $0.55 to $0.85. Net earnings excluding debt retirement expenses of $155 million are expected to be in the range of $2.05 to $2.35, which is unchanged from previous estimates.
This guidance range reflects pre-tax restructuring expenses of approximately $45 million (including approximately $12 million in the third quarter). The effective tax rate after excluding debt retirement costs is expected to be in the range of approximately 40 to 44 percent. Lastly, the Company expects capital expenditures in 2007 to be approximately 4 percent of sales.
Second Quarter 2007 Conference Call
The Company will host its second-quarter conference call at 8:30 a.m. (EDT) today, Wednesday, August 1, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.
A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 7220208. A live audio webcast and subsequent replay of the conference call will also be available on the Company’s website at www.trw.com/results.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company.

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Non-GAAP measures are not purported to be a substitute for any GAAP measure and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2006 sales of $13.1 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 28 countries and employs approximately 63,800 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2006 (the “10-K”), and include: production cuts or restructuring by our major customers; work stoppages or other labor issues at the facilities of our customers or suppliers; non-performance by, or insolvency of, our suppliers and customers, which may be exacerbated by bankruptcies and other pressures within the automotive industry; the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; interest rate risk arising from our variable rate indebtedness; loss of market share by domestic vehicle manufacturers; efforts by our customers to consolidate their supply base; severe inflationary pressures impacting

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the market for commodities; escalating pricing pressures from our customers; our dependence on our largest customers; fluctuations in foreign exchange rates; our substantial leverage; product liability and warranty and recall claims and efforts by customers to alter terms and conditions concerning warranty and recall participation; limitations on flexibility in operating our business contained in our debt agreements; the possibility that our owners’ interests will conflict with ours and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
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TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page

Condensed Consolidated Statements of Earnings (unaudited) for the three months ended June 29, 2007 and June 30, 2006	A2

Condensed Consolidated Statements of Earnings (unaudited) for the six months ended June 29, 2007 and June 30, 2006	A3

Condensed Consolidated Balance Sheets as of June 29, 2007 (unaudited) and December 31, 2006	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the six months ended June 29, 2007 and June 30, 2006	A5

Reconciliation of GAAP Net Earnings to EBITDA (unaudited) for the three and six month periods ended June 29, 2007 and June 30, 2006	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the three months ended June 29, 2007	A7

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the six months ended June 29, 2007	A8

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the six months ended June 30, 2006	A9
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the period ended March 30, 2007, as filed with the United States Securities and Exchange Commission on February 23, 2007 and May 2, 2007, respectively.

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Earnings
(Unaudited)

(In millions, except per share amounts)	Three Months Ended
	June 29, 2007	June 30, 2006

Sales	$3,754	$3,461
Cost of sales	3,414	3,103

Gross profit	340	358
Administrative and selling expenses	143	140
Amortization of intangible assets	9	9
Restructuring charges and asset impairments	11	11
Other income — net	(28)	(3)

Operating income	205	201
Interest expense — net	56	60
Loss on retirement of debt	8	—
Accounts receivable securitization costs	1	1
Equity in earnings of affiliates, net of tax	(9)	(9)
Minority interest, net of tax	7	5

Earnings before income taxes	142	144
Income tax expense	45	53

Net earnings	$97	$91

Basic earnings per share:
Earnings per share	$0.97	$0.91

Weighted average shares	99.5	100.3

Diluted earnings per share:
Earnings per share	$0.94	$0.88

Weighted average shares	103.4	103.7

A2

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Earnings
(Unaudited)

(In millions, except per share amounts)	Six Months Ended
	June 29, 2007	June 30, 2006

Sales	$7,321	$6,857
Cost of sales	6,661	6,138

Gross profit	660	719
Administrative and selling expenses	275	269
Amortization of intangible assets	18	18
Restructuring charges and asset impairments	19	19
Other income — net	(32)	(15)

Operating income	380	428
Interest expense — net	119	120
Loss on retirement of debt	155	57
Accounts receivable securitization costs	2	2
Equity in earnings of affiliates, net of tax	(15)	(13)
Minority interest, net of tax	10	8

Earnings before income taxes	109	254
Income tax expense	98	116

Net earnings	$11	$138

Basic earnings per share:
Earnings per share	$0.11	$1.38

Weighted average shares	99.0	99.9

Diluted earnings per share:
Earnings per share	$0.11	$1.34

Weighted average shares	102.5	103.3

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

(Dollars in millions)	As of
	June 29, 2007	December 31, 2006
	(Unaudited)

Assets

Current assets:
Cash and cash equivalents	$275	$578
Marketable securities	9	11
Accounts receivable — net	2,194	2,049
Receivable from affiliate	359	—
Inventories	847	768
Prepaid expenses and other current assets	303	270

Total current assets	3,987	3,676

Property, plant and equipment — net	2,746	2,714
Goodwill	2,282	2,275
Intangible assets — net	725	738
Pension asset	1,028	979
Other assets	773	751

Total assets	$11,541	$11,133

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Short-term debt	$140	$69
Current portion of long-term debt	31	101
Trade accounts payable	2,218	1,977
Accrued compensation	295	271
Other current liabilities	1,166	1,257

Total current liabilities	3,850	3,675

Long-term debt	2,871	2,862
Post-retirement benefits other than pensions	635	645
Pension benefits	700	722
Other long-term liabilities	865	723

Total liabilities	8,921	8,627

Minority interests	120	109

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,164	1,125
Retained earnings	319	308
Accumulated other comprehensive earnings	1,016	963

Total stockholders’ equity	2,500	2,397

Total liabilities, minority interests and stockholders’ equity	$11,541	$11,133

A4

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(Dollars in millions)	Six Months Ended
	June 29, 2007	June 30, 2006

Operating Activities
Net earnings	$11	$138
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	268	253
Other — net	70	(20)
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net, and receivable from affiliate	(450)	(288)
Inventories	(54)	3
Trade accounts payable	201	74
Other assets	(38)	3
Other liabilities	61	88

Net cash provided by operating activities	69	251

Investing Activities
Capital expenditures	(228)	(202)
Proceeds from asset sales and divestitures, net of acquisitions	11	10
Other — net	(12)	(1)

Net cash used in investing activities	(229)	(193)

Financing Activities
Change in short-term debt	50	(19)
Net proceeds from revolving credit facility	200	—
Proceeds from issuance of long-term debt, net of fees	2,582	22
Redemption of long-term debt	(2,993)	(273)
Proceeds from exercise of stock options	28	17

Net cash used in financing activities	(133)	(253)
Effect of exchange rate changes on cash	(10)	39

Decrease in cash and cash equivalents	(303)	(156)
Cash and cash equivalents at beginning of period	578	659

Cash and cash equivalents at end of period	$275	$503

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the period ended March 30, 2007, which contain summary historical data.
The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is a useful measurement because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

(Dollars in millions)	Three Months Ended
	June 29, 2007	June 30, 2006
GAAP net earnings	$97	$91
Income tax expense	45	53
Interest expense — net	56	60
Loss on retirement of debt	8	—
Accounts receivable securitization costs	1	1
Depreciation and amortization	137	121

EBITDA	$344	$326

(Dollars in millions)	Six Months Ended
	June 29, 2007	June 30, 2006
GAAP net earnings	$11	$138
Income tax expense	98	116
Interest expense — net	119	120
Loss on retirement of debt	155	57
Accounts receivable securitization costs	2	2
Depreciation and amortization	268	253

EBITDA	$653	$686

A6

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s tender offer and repurchases of its then outstanding 9 3/8% Senior Notes and 10 1/8% Senior Notes in original principal amounts of $925 million and €200 million, respectively, and 11% Senior Subordinated Notes and 11 3/4% Senior Subordinated Notes in original principal amounts of $300 million and €125 million, respectively, (collectively, the “Old Notes”), the Company recorded a loss on retirement of debt of $1 million during the three months ended June 29, 2007 for additional redemption premiums paid.
The Company entered into its Fifth Amended and Restated Credit Agreement dated as of May 9, 2007, which provides for $2.5 billion in senior secured credit facilities, consisting of (i) a 5-year $1.4 billion Revolving Credit Facility, (ii) a 6-year $600 million Term Loan A-1 Facility and (iii) a 6.75-year $500 million Term Loan B-1 Facility (collectively, the “Facilities”). Proceeds from the Facilities were used to refinance $2.5 billion of existing senior secured credit facilities and pay fees and expenses related to the refinancing. The Company recorded a loss on retirement of debt related to the transaction of $7 million during the second quarter of 2007.
The following reconciliation excludes the impact of the loss on retirement of debt.

	Three Months			Three Months
	Ended			Ended
	June 29, 2007			June 29, 2007
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$3,754	$—		$3,754
Cost of sales	3,414	—		3,414

Gross profit	340	—		340
Administrative and selling expenses	143	—		143
Amortization of intangible assets	9	—		9
Restructuring charges and asset impairments	11	—		11
Other income — net	(28)	—		(28)

Operating income	205	—		205
Interest expense, net	56	—		56
Loss on retirement of debt	8	(8	)(a)	—
Account receivable securitization costs	1	—		1
Equity in earnings of affiliates, net of tax	(9)	—		(9)
Minority interest, net of tax	7	—		7

Earnings before income taxes	142	8		150
Income tax expense	45	—		45

Net earnings	$97	$8		$105

Effective tax rate	32%			30%

Basic earnings per share:
Earnings per share	$0.97			$1.06

Weighted average shares	99.5			99.5

Diluted earnings per share:
Earnings per share	$0.94			$1.02

Weighted average shares	103.4			103.4

(a)	Reflects the elimination of the loss on retirement of debt.

A7

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s tender offer and repurchases of its then outstanding Old Notes, the Company recorded a loss on retirement of debt of $148 million during the six months ended June 29, 2007. This loss included $112 million for redemption premiums paid, $20 million for the write-off of deferred debt issue costs, $11 million relating to the principal amount in excess of carrying value of the 9 3/8% Senior Notes and $5 million of fees.
The Company entered into its Fifth Amended and Restated Credit Agreement dated as of May 9, 2007, which provides for $2.5 billion in senior secured credit facilities, consisting of (i) a 5-year $1.4 billion Revolving Credit Facility, (ii) a 6-year $600 million Term Loan A-1 Facility and (iii) a 6.75-year $500 million Term Loan B-1 Facility (collectively, the “Facilities”). Proceeds from the Facilities were used to refinance $2.5 billion of existing senior secured credit facilities and pay fees and expenses related to the refinancing. The Company recorded a loss on retirement of debt related to the transaction of $7 million during the second quarter of 2007.
The following reconciliation excludes the impact of the loss on retirement of debt.

	Six Months			Six Months
	Ended			Ended
	June 29, 2007			June 29, 2007
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$7,321	$—		$7,321
Cost of sales	6,661	—		6,661

Gross profit	660	—		660
Administrative and selling expenses	275	—		275
Amortization of intangible assets	18	—		18
Restructuring charges and asset impairments	19	—		19
Other income — net	(32)	—		(32)

Operating income	380	—		380
Interest expense, net	119	—		119
Loss on retirement of debt	155	(155	)(a)	—
Account receivable securitization costs	2	—		2
Equity in earnings of affiliates, net of tax	(15)	—		(15)
Minority interest, net of tax	10	—		10

Earnings before income taxes	109	155		264
Income tax expense	98	—		98

Net earnings	$11	$155		$166

Effective tax rate	90%			37%

Basic earnings per share:
Earnings per share	$0.11			$1.68

Weighted average shares	99.0			99.0

Diluted earnings per share:
Earnings per share	$0.11			$1.62

Weighted average shares	102.5			102.5

(a)	Reflects the elimination of the loss on retirement of debt.

A8

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s February 2, 2006 repurchase of its subsidiary Lucas Industries Limited’s £94.6 million 10 7/8% bonds due 2020 for £137 million, or approximately $243 million, the Company recorded a loss on retirement of debt of £32 million, or approximately $57 million. Such loss on retirement of debt carries zero tax benefit due to the Company’s tax loss position in the respective jurisdiction.
The following adjustment excludes the loss on retirement of debt to show the impact as if this transaction had not occurred.

	Six Months			Six Months
	Ended			Ended
	June 30, 2006			June 30, 2006
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$6,857	$—		$6,857
Cost of sales	6,138	—		6,138

Gross profit	719	—		719
Administrative and selling expenses	269	—		269
Amortization of intangible assets	18	—		18
Restructuring charges and asset impairments	19	—		19
Other income — net	(15)	—		(15)

Operating income	428	—		428
Interest expense, net	120	—		120
Loss on retirement of debt	57	(57	)(a)	—
Account receivable securitization costs	2	—		2
Equity in earnings of affiliates, net of tax	(13)	—		(13)
Minority interest, net of tax	8	—		8

Earnings before income taxes	254	57		311
Income tax expense	116	—		116

Net earnings	$138	$57		$195

Effective tax rate	46%			37%

Basic earnings per share:
Earnings per share	$1.38			$1.95

Weighted average shares	99.9			99.9

Diluted earnings per share:
Earnings per share	$1.34			$1.89

Weighted average shares	103.3			103.3

(a)	Reflects the elimination of the loss on retirement of debt.

A9